Exhibit 3.1

THE ENLIGHTENED GOURMET, INC. CERTIFICATE OF DESIGNATION

OF SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, The Enlightened Gourmet, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Nevada, acting by its Chief Executive Officer, DOES HEREBY CERTIFY that:

1. The name of the Corporation is The Enlightened Gourmet, Inc. (hereinafter called the “Corporation”).

2. The certificate of incorporation, as amended, of the Corporation authorizes the issuance of 10,000,000 shares of Preferred Stock, $001 par value. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each having such voting powers, designations, preferences, limitations, restrictions and relative rights, as are stated or expressed in resolutions of the Board of Directors of the Corporation designating such class or series.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions setting forth the number, voting powers, designations, preferences, limitations, restrictions and relative rights of Series B Convertible Redeemable Preferred Stock:

“RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the voting powers, designations, preferences, limitations. restrictions and relative rights relating to the Series B Convertible Redeemable Preferred Stock as follows:

(a)

Designation. The series of Preferred Stock created hereby shall be designated the Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”).

(b)

Authorized Shares. The number of shares of Series B Preferred Stock shall be 250,000 shares.

(c)

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Series B Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of junior capital stock, including Common Stock, an amount equal to $20.00 per share. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).

(d)

Dividends. The Series B Preferred Stock shall not be entitled to receive any dividends.

(e)

Conversion Rights. Each share of Series B Preferred Stock shall be convertible commencing 180 days after sale of the last share of Series B Preferred Stock or at such earlier date as the Corporation gives notice of redemption in accordance with Paragraph (i) below, at the option of the holder, into a number fully paid and nonassessable shares of the Corporation’s Common Stock determined by dividing the sum of

(i)

the number of shares of Common Stock outstanding as of the date of conversion of the first share of Series B Preferred which is converted,

(ii)

the number of shares of Common Stock issuable as of such date upon conversion of all then outstanding convertible securities,

(iii) the number of shares of Common Stock issuable as of such date upon the exercise of all then outstanding options to purchase the Corporation’s Common Stock, and

(iii) the number of shares of Common Stock issuable as of such date upon exercise of all then outstanding warrants,

by three, and dividing the result of that calculation by 250,000.

(i)

Conversion Procedure. The holder shall effect conversion by surrendering the certificate(s) evidencing the Series B Preferred Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series B Preferred Stock represented by the certificate tendered, the Corporation shall promptly deliver to the holder a new certificate evidencing the Series B Preferred Stock not converted. Not later than five (5) trading days after the conversion date, the Corporation will deliver to the holder, a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, evidencing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the certificates evidencing the Series B Preferred Stock are delivered to the Corporation. Upon conversion of the first share of Series B Preferred so converted, the Corporation shall notify each of the remaining holders of Series B Preferred, in writing, of the fact that such conversion has occurred and of the number of shares into which each outstanding share of Series B Preferred shall thereafter be convertible.

(ii)

Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series B Preferred Stock then outstanding shall have the right thereafter to convert such Series B Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give the Holder the right to receive the securities or property set forth in this paragraph (e)(ii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(iii) Fractional Shares; Issuance Expenses. Upon a conversion of Series B Preferred Stock, the Corporation shall not be required to issue stock certificates evidencing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number.

The issuance of certificates evidencing shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f)

Voting. Holders of the Series B Preferred Stock shall not be entitled to vote except as otherwise provided by law.

(g)

Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series B Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series B Preferred Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. All shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(h)

No Reissuance of Series B Preferred Stock. No shares of the Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the Corporation shall be authorized to issue.

(i)

Redemption. The Corporation may redeem the Series B Preferred Stock in whole or in part (i) at any time after the Corporation’s annual revenue, as reported in its audited financial statements for the most recent fiscal year is not less than $20 million, (ii) upon closing of financing from unrelated investors of not less than $8,000,000, or (iii) at any time after the second anniversary of their date of issuance at any time after the second anniversary of the date of issuance, in each case by paying the registered holder the sum of $0001 for each share of Series B Preferred Stock to be redeemed. The Corporation shall give notice of its election to redeem shares of Series B Preferred Stock by mailing a copy of such notice, postage prepaid, to the registered holder thereof, not less than 15 days prior to the date designated as the date for the redemption. If only a portion of the Series B Preferred Stock is to be redeemed at a given time, the Corporation shall select the shares to be redeemed by lot or pro rata, in whatever reasonable manner the board of directors of the Corporation determines. If redemption is to be affected pursuant to clause (ii) above, any notice of conversion submitted by a holder of the Series B Preferred Stock following receipt of a notice of redemption shall be contingent upon closing of the financing referred to in that clause, and if such closing is not effective the notice of conversion shall be deemed null and void.

On and after the date of redemption specified in the notice, the holder of Series B Preferred Stock shall be entitled to receive the redemption price thereto ~ upon presentation and surrender of certificates evidencing such Preferred Stock at the place designated in the notice, together with a transfer or assignment form duly completed and executed in blank.

From and after the date of redemption specified in the notice, all rights of the holder as a stockholder in the Corporation shall cease, except for the right to receive the redemption price thereof, without interest, and the shares of Series B Preferred Stock so redeemed shall no longer be deemed to be outstanding.

4. No shares of the Series B Convertible Redeemable Preferred Stock have been issued.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on March __, 2008.

/s/ Alexander Bozzi, III

Alexander Bozzi, III

Chief Executive Officer